Axos Financial, Inc. Reports Record Second Quarter Fiscal 2024 Results

LAS VEGAS, NV – (BUSINESS WIRE) – January 30, 2024 – Axos Financial, Inc. (NYSE: AX) (“Axos” or the “Company”) today announced unaudited financial results for the second fiscal quarter ended December 31, 2023. Net income was $151.8 million, an increase of 86.1% from $81.6 million for the quarter ended December 31, 2022. Diluted earnings per share was $2.62, an increase of $1.27, or 94.1%, as compared to diluted earnings per share of $1.35 for the quarter ended December 31, 2022.
Adjusted earnings and adjusted earnings per diluted common share (“Adjusted EPS”), non-GAAP measures, which exclude non-cash amortization expenses, non-recurring items related to mergers and acquisitions, including certain gains and provisions resulting from the Company’s FDIC Loan Purchase (as described below), and other non-recurring costs increased $9.1 million to $92.5 million and increased $0.22 to $1.60, respectively, for the quarter ended December 31, 2023, compared to $83.4 million and $1.38, respectively, for the quarter ended December 31, 2022.
Second Quarter Fiscal 2024 Financial Summary

	Three Months Ended December 31,
(Dollars in thousands, except per share data)	2023	2022	% Change
Net interest income	$228,606	$199,910	14.4%
Non-interest income	$124,129	$28,329	338.2%
Net income	$151,771	$81,552	86.1%
Adjusted earnings (Non-GAAP)[1]	$92,452	$83,354	10.9%
Diluted EPS	$2.62	$1.35	94.1%
Adjusted EPS (Non-GAAP)[1]	$1.60	$1.38	15.9%
[1] See “Use of Non-GAAP Financial Measures”
For the six months ended December 31, 2023, net income was $234.4 million, an increase of 67.5% from net income of $140.0 million for the six months ended December 31, 2022. Diluted earnings per share were $3.98 for the six months ended December 31, 2023, an increase of $1.67, or 72.3%, as compared to diluted earnings per share of $2.31 for the six months ended December 31, 2022.
“Our record second quarter earnings were driven by strong organic loan and deposit growth, further net interest margin expansion, disciplined expense management and a gain associated with an opportunistic loan purchase from the FDIC,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “Excluding the one-time gain and the provision for credit losses associated with the FDIC Loan Purchase, diluted EPS was up 15.7% year-over-year. Our strong returns, margins and excess capital provide us with flexibility to allocate capital to opportunities where we see the best risk-adjusted returns.”
“Our credit quality remains resilient, with annualized net charge-offs to average loans declining by 3 basis points year-over-year to 0.02% in the quarter ended December 31, 2023,” stated Derrick Walsh, Executive Vice President and Chief Financial Officer of Axos. “Our provision for credit losses was $13.5 million this quarter to account for our strong organic loan growth and the FDIC loan purchase. Additionally, we added approximately $75 million of allowance for credit losses for the FDIC loans we purchased, bringing our total allowance for credit losses to 1.33% of total loans held for investment.”
Other Highlights
•Net interest margin was 4.55% for the quarter ended December 31, 2023 compared to 4.49% for the quarter ended December 31, 2022
•Net loans for investment totaled $18.3 billion at December 31, 2023, an increase of $1.8 billion, or 22.0% annualized, from $16.5 billion at June 30, 2023
•Total deposits were $18.2 billion at December 31, 2023, an increase of $1.1 billion, or 12.6% annualized, from $17.1 billion at June 30, 2023

•Completed the purchase from the Federal Deposit Insurance Corporation (“FDIC”) of two performing commercial real estate and multi-family loan pools with a combined unpaid principal balance of approximately $1.25 billion at 63% of par value (the “FDIC Loan Purchase”), and recognized a $65 million after-tax gain on the purchase in the quarter ended December 31, 2023 while increasing the allowance for credit losses by $75 million
•Approximately 90% of total deposits were FDIC-insured or collateralized at December 31, 2023
•After-tax net unrealized losses of $3.3 million on the available-for-sale securities portfolio, less than 0.5% of stockholders’ equity at December 31, 2023
•Net annualized charge-offs to average loans was 0.02% for the quarter ended December 31, 2023, down from 0.04% for the prior quarter and 0.05% for the quarter ended December 31, 2022
•Total capital to risk-weighted assets was 13.79% for Axos Financial, Inc. at December 31, 2023, up from 13.82% at June 30, 2023
•Book value increased to $36.53 per share, from $29.79 at December 31, 2022, an increase of 22.6%
•Repurchased $58.7 million of common stock during the quarter ended December 31, 2023 at an average price of $36.49 per share
Second Quarter Fiscal 2024 Income Statement Summary
Net income was $151.8 million and earnings per diluted common share was $2.62 for the three months ended December 31, 2023, compared to net income of $81.6 million and earnings per diluted common share of $1.35 for the three months ended December 31, 2022. Net interest income increased $28.7 million or 14.4% for the three months ended December 31, 2023 compared to the three months ended December 31, 2022, primarily due to an increase in interest income from loans attributable to higher rates earned and higher average balances, partially offset by higher rates paid and higher average interest-bearing deposit balances.
The provision for credit losses was $13.5 million for the three months ended December 31, 2023, compared to $3.0 million for the three months ended December 31, 2022. The provision for credit losses for the three months ended December 31, 2023, was primarily due to loan growth in the Commercial & Industrial - Non-RE portfolio and the loans acquired in the FDIC Loan Purchase.
Non-interest income increased to $124.1 million for the three months ended December 31, 2023, compared to $28.3 million for the three months ended December 31, 2022. The increase was primarily due to a $92.4 million pre-tax gain on the FDIC Loan Purchase and an increase in broker-dealer fee income.
Non-interest expense, comprised of various operating expenses, increased $13.8 million to $121.8 million for the three months ended December 31, 2023 from $108.0 million for the three months ended December 31, 2022. The increase was primarily due to increased salaries and related costs, data and operational processing expense and broker-dealer clearing charges.
Balance Sheet Summary
Axos’ total assets increased by $1.3 billion, or 6.3%, to $21.6 billion, at December 31, 2023, from $20.3 billion at June 30, 2023, primarily due to an increase of $1.8 billion in loans, partially offset by a decrease in cash of $0.6 billion. Total liabilities increased by $1.1 billion, or 6.0%, to $19.5 billion at December 31, 2023, from $18.4 billion at June 30, 2023, primarily due to an increase of $1.1 billion in deposits. Stockholders’ equity increased by approximately $0.2 billion, or 8.4%, to $2.1 billion at December 31, 2023 from $1.9 billion at June 30, 2023. The increase was primarily the result of net income of $234.4 million, partially offset by purchases of common stock of $83.2 million under the share repurchase program.

Conference Call
A conference call and webcast will be held on Tuesday, January 30, 2024 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live, and both the webcast and the earnings supplement may be accessed at Axos’ website, investors.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until February 29, 2024, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13743449.
About Axos Financial, Inc. and Subsidiaries
Axos Financial, Inc., with approximately $21.6 billion in consolidated assets as of December 31, 2023, is the holding company for Axos Bank, Axos Clearing LLC and Axos Invest, Inc. Axos Bank provides consumer and business banking products nationwide through its low-cost distribution channels and affinity partners. Axos Clearing LLC (including its business division Axos Advisor Services), with approximately $34.4 billion of assets under custody and/or administration as of December 31, 2023, and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents, and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, the KBW Nasdaq Financial Technology Index, and the Travillian Tech-Forward Bank Index. For more information on Axos Financial, Inc., please visit http://investors.axosfinancial.com.

Segment Reporting
The Company operates through two segments: Banking Business and Securities Business. In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations. Inter-segment transactions are eliminated in consolidation and primarily include non-interest income earned by the Securities Business segment and non-interest expense incurred by the Banking Business segment for cash sorting fees related to deposits sourced from Securities Business segment customers, as well as interest expense paid by the Banking Business segment to each of the wholly-owned subsidiaries of the Company and to the Company itself for their operating cash held on deposit with the Business Banking segment.
The following tables present the operating results of the segments:

	For the Three Months Ended December 31, 2023
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$226,635	$6,080	$(4,109)	$228,606
Provision for credit losses	13,500	—	—	13,500
Non-interest income	103,779	32,641	(12,291)	124,129
Non-interest expense	102,282	27,968	(8,411)	121,839
Income before income taxes	$214,632	$10,753	$(7,989)	$217,396

	For the Three Months Ended December 31, 2022
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$198,545	$4,876	$(3,511)	$199,910
Provision for credit losses	3,001	—	—	3,001
Non-interest income	10,557	36,004	(18,232)	28,329
Non-interest expense	96,783	25,271	(14,027)	108,027
Income before income taxes	$109,318	$15,609	$(7,716)	$117,211

	For the Six Months Ended December 31, 2023
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$435,854	$11,622	$(7,715)	$439,761
Provision for credit losses	20,500	—	—	20,500
Non-interest income	116,336	67,196	(24,896)	158,636
Non-interest expense	203,068	55,491	(16,214)	242,345
Income before income taxes	$328,622	$23,327	$(16,397)	$335,552

	For the Six Months Ended December 31, 2022
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$378,275	$9,151	$(7,041)	$380,385
Provision for credit losses	11,751	—	—	11,751
Non-interest income	21,269	65,169	(30,901)	55,537
Non-interest expense	197,579	49,786	(23,251)	224,114
Income before income taxes	$190,214	$24,534	$(14,691)	$200,057
Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this release includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. Although we believe the non-GAAP financial measures disclosed in this release enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.

We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related items (including amortization of intangible assets related to acquisitions) and other costs (unusual or non-recurring charges). Adjusted EPS, a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and Adjusted EPS provide useful information about Axos’ operating performance. We believe excluding the non-recurring acquisition-related costs, and other costs provides investors with an alternative understanding of Axos’ core business.
Below is a reconciliation of net income, the nearest compatible GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2023	2022	2023	2022
Net income	$151,771	$81,552	$234,416	$139,959
FDIC Loan Purchase - Gain on purchase	(92,397)	—	(92,397)	—
FDIC Loan Purchase - Provision for credit losses	4,648	—	4,648	—
Acquisition-related costs	2,780	2,590	5,570	5,324
Other costs[1]	—	—	—	16,000
Income tax effect	25,650	(788)	24,811	(6,406)
Adjusted earnings (Non-GAAP)	$92,452	$83,354	$177,048	$154,877

Average dilutive common shares outstanding	57,932,834	60,514,635	58,930,427	60,540,353

Diluted EPS	$2.62	$1.35	$3.98	$2.31
FDIC Loan Purchase - Gain on purchase	(1.59)	—	(1.57)	—
FDIC Loan Purchase - Provision for credit losses	0.08	—	0.08	—
Acquisition-related costs	0.05	0.04	0.09	0.09
Other costs[1]	—	—	—	0.26
Income tax effect	0.44	(0.01)	0.42	(0.10)
Adjusted EPS (Non-GAAP)	$1.60	$1.38	$3.00	$2.56
[1] Other costs for the six months ended December 31, 2022 reflect an accrual recorded in the first quarter of fiscal year 2023 as a result of an adverse legal judgement that has not been finalized.
We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity, the nearest compatible GAAP measure, to tangible book value per common share (non-GAAP) as of the dates indicated:

	December 31,
(Dollars in thousands, except per share amounts)	2023	2022
Common stockholders’ equity	$2,078,224	$1,787,559
Less: servicing rights, carried at fair value	28,043	25,526
Less: goodwill and intangible assets—net	146,793	157,585
Tangible common stockholders’ equity (Non-GAAP)	$1,903,388	$1,604,448

Common shares outstanding at end of period	56,898,377	60,000,079

Book value per common share	36.53	29.79
Less: servicing rights, carried at fair value per common share	0.49	0.43
Less: goodwill and other intangible assets—net per common share	2.59	2.62
Tangible book value per common share (Non-GAAP)	$33.45	$26.74

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ deposit balances and capital ratios, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to continue to diversify its lending and deposit franchises, the anticipated timing and financial performance of other offerings, initiatives, and acquisitions, expectations of the environment in which Axos operates and projections of future performance. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, monetary policy, inflation, government regulation, general economic conditions, changes in the competitive marketplace, conditions in the real estate markets in which we operate, risks associated with credit quality, our ability to attract and retain deposits and access other sources of liquidity, and the outcome and effects of litigation and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2023, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axos undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All written and oral forward-looking statements made in connection with this press release, which are attributable to us or persons acting on Axos’ behalf are expressly qualified in their entirety by the foregoing information.

Investor Relations Contact:
Johnny Lai, CFA
SVP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	December 31, 2023	June 30, 2023	December 31, 2022
Selected Balance Sheet Data:
Total assets	21,623,764	$20,348,469	$18,741,035
Loans—net of allowance for credit losses	18,264,354	16,456,728	15,473,212
Loans held for sale, carried at fair value	13,468	23,203	4,292
Loans held for sale, lower of cost or fair value	—	776	455
Allowance for credit losses	251,749	166,680	157,218
Trading securities	329	758	372
Available-for-sale securities	239,812	232,350	248,062
Securities borrowed	145,176	134,339	58,846
Customer, broker-dealer and clearing receivables	265,857	374,074	272,579
Total deposits	18,203,912	17,123,108	15,690,494
Advances from the Federal Home Loan Bank	90,000	90,000	100,000
Borrowings, subordinated notes and debentures	341,086	361,779	334,077
Securities loaned	155,492	159,832	156,008
Customer, broker-dealer and clearing payables	368,885	445,477	420,947
Total stockholders’ equity	2,078,224	1,917,159	1,787,559

Capital Ratios:
Equity to assets at end of period	9.61%	9.42%	9.54%
Axos Financial, Inc.:
Tier 1 leverage (to adjusted average assets)	9.39%	8.96%	9.06%
Common equity tier 1 capital (to risk-weighted assets)	10.97%	10.94%	10.55%
Tier 1 capital (to risk-weighted assets)	10.97%	10.94%	10.55%
Total capital (to risk-weighted assets)	13.79%	13.82%	13.49%
Axos Bank:
Tier 1 leverage (to adjusted average assets)	10.22%	9.68%	10.05%
Common equity tier 1 capital (to risk-weighted assets)	12.26%	11.63%	11.28%
Tier 1 capital (to risk-weighted assets)	12.26%	11.63%	11.28%
Total capital (to risk-weighted assets)	13.25%	12.50%	12.13%
Axos Clearing LLC:
Net capital	$103,454	$35,221	$60,334
Excess capital	$98,397	$29,905	$55,977
Net capital as a percentage of aggregate debit items	40.92%	13.25%	27.69%
Net capital in excess of 5% aggregate debit items	$90,812	$21,930	$49,441

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	As of or for the Three Months Ended		As of or for the Six Months Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2023	2022	2023	2022
Selected Income Statement Data:
Interest and dividend income	$394,663	$279,588	$758,615	$503,374
Interest expense	166,057	79,678	318,854	122,989
Net interest income	228,606	199,910	439,761	380,385
Provision for credit losses	13,500	3,001	20,500	11,751
Net interest income, after provision for credit losses	215,106	196,909	419,261	368,634
Non-interest income	124,129	28,329	158,636	55,537
Non-interest expense	121,839	108,027	242,345	224,114
Income before income taxes	217,396	117,211	335,552	200,057
Income tax expense	65,625	35,659	101,136	60,098
Net income	$151,771	$81,552	$234,416	$139,959

Per Common Share Data:
Net income:
Basic	$2.65	$1.36	$4.04	$2.34
Diluted	$2.62	$1.35	$3.98	$2.31
Adjusted earnings per common share (Non-GAAP)[1]	$1.60	$1.38	$3.00	$2.56
Book value per common share	$36.53	$29.79	$36.53	$29.79
Tangible book value per common share (Non-GAAP)[1]	$33.45	$26.74	$33.45	$26.74

Weighted average number of common shares outstanding:
Basic	57,216,621	59,999,573	58,082,830	59,927,078
Diluted	57,932,834	60,514,635	58,930,427	60,540,353
Common shares outstanding at end of period	56,898,377	60,000,079	56,898,377	60,000,079
Common shares issued at end of period	69,828,709	69,153,591	69,828,709	69,153,591

Performance Ratios and Other Data:
Loan originations for investment	$2,739,261	$2,013,576	$5,344,593	$4,499,800
Loan originations for sale	44,325	43,227	96,910	113,300
Loan purchases	789,516	76	841,408	127
Return on average assets	2.90%	1.77%	2.29%	1.55%
Return on average common stockholders’ equity	30.39%	18.71%	23.72%	16.35%
Interest rate spread[2]	3.58%	3.64%	3.48%	3.63%
Net interest margin[3]	4.55%	4.49%	4.46%	4.38%
Net interest margin[3] – Banking Business Segment	4.62%	4.65%	4.54%	4.58%
Efficiency ratio[4]	34.54%	47.33%	40.50%	51.41%
Efficiency ratio[4] – Banking Business Segment	30.96%	46.29%	36.78%	49.45%

Asset Quality Ratios:
Net annualized charge-offs to average loans	0.02%	0.05%	0.04%	0.05%
Non-performing loans and leases to total loans	0.65%	0.61%	0.65%	0.61%
Non-performing assets to total assets	0.60%	0.54%	0.60%	0.54%
Allowance for credit losses - loans to total loans held for investment	1.33%	1.00%	1.33%	1.00%
Allowance for credit losses - loans to non-performing loans	205.50%	165.51%	205.50%	165.51%
1     See “Use of Non-GAAP Financial Measures” herein.
2     Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
3    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
4     Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.